EXHIBIT 99.1

Global Self Storage Reports Third Quarter 2026 Results

Strong Occupancy, Record-Level Average Tenant Duration of Stay and Strong FFO and AFFO Growth Driven by Continued Operational Excellence

Millbrook, NY – November 6, 2026 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the third quarter ended September 30, 2026. All comparisons are to the same year-ago period unless otherwise noted.

Q3 2026 Highlights

•	Total revenues increased 0.6% to $3.2 million.

•	Net income decreased 16.0% to $417,000 or $0.04 per diluted share.

•	Same-store revenues increased 0.6% to $3.2 million.

•	Same-store cost of operations increased 2.5% to $1.3 million.

•	Same-store net operating income (NOI) decreased 0.6% to $2.0 million (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).

•	Same-store occupancy as of September 30, 2026 was 92.9%, compared to 93.2% as of September 30, 2025.

•	Same-store average tenant duration of stay as of September 30, 2026 was a record level of approximately 3.7 years, and increased compared to approximately 3.5 years as of September 30, 2025.

•	Funds from operations (FFO), a non-GAAP measure, increased 5.8% to $1.1 million or $0.09 per diluted share.

•	Adjusted FFO (AFFO), a non-GAAP measure, increased 4.7% to $1.1 million or $0.10 per diluted share.

•	Maintained and covered quarterly dividend of $0.0725 per common share.

•

Capital resources as of September 30, 2026 totaled approximately $24.3 million, comprised of $7.5 million in cash, cash equivalents and restricted cash; $2.3 million in marketable securities; and $14.5 million available under the company’s revolving credit facility.

First Nine Months 2026 Highlights

•	Total revenues increased 0.9% to $9.6 million.

•	Net income increased 0.4% to $1.7 million or $0.15 per diluted share from $1.7 million or $0.15 per diluted share.

•	Same-store revenues increased 0.9% to $9.6 million.

•	Same-store cost of operations increased 6.8% to $3.9 million.

•	Same-store NOI decreased 2.8% to $5.7 million.

•	FFO decreased 5.9% to $2.9 million or $0.26 per diluted share.

•	AFFO decreased 5.1% to $3.2 million or $0.28 per diluted share.

•	Maintained and covered dividends totaling $0.2175 per common share.

Dividend

On September 1, 2026, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of Global Self Storage is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with emphasis on capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue executing its strategic business plan.

Management Commentary

“In Q3, we delivered positive same-store revenue growth, a record-level average tenant duration of stay of approximately 3.7 years at quarter-end, and strong growth in FFO and AFFO,” said CEO and president of Global Self Storage, Mark C. Winmill. “During the quarter, our competitor move-in rate metrics analysis kept our rates competitive, while our proprietary revenue rate management program increased existing tenant rates and optimized store occupancy.

“Our digital marketing initiatives also supported maintaining strong occupancy by highlighting our outstanding customer reviews, including a record-level average rating above 4.9 out of 5 stars at quarter-end.

“Our customer service efforts—providing a clean, safe and convenient rental process—continued to attract high-quality, long-term tenants. These efforts also strengthened local brand loyalty and drove strong referral and word-of-mouth demand for our storage units and services.

“This quarter, we neared completion of the replacement of our kiosks with a QR code-based quick access page for unit rentals. This followed our transition from a live agent call center to an AI-based virtual agent call center in the second quarter. With these changes in place, we currently expect marketing expenses to decrease for the remainder of 2026.

“At our Lima, Ohio property, our second-largest property, we converted certain student housing space into approximately 2,400 leasable square feet of all-climate-controlled units in Q1 2026. Total area occupancy following the conversion was approximately 90.6%. The property reached approximately 94.1% occupancy as of September 30, 2026.

“While our focus on cost control helped reduce G&A expenses by 5.5% during the quarter, store operating expenses increased primarily due to higher employment costs and real estate property taxes. We currently expect growth in store-level employment costs related to headcount to return to lower historic levels, partially offset by inflationary increases in compensation rates and additional compensation costs as we potentially add stores. We also expect inflationary increases in administrative costs for the remainder of 2026. We continue to appeal property tax reassessments as they arise, but there is no guarantee that assessments will be reduced.

 “With approximately $24.3 million in capital resources, we believe we can continue to execute our strategic business plan through acquisitions, directly or through joint ventures, and expansion projects at existing properties. We continue to review store and portfolio acquisition opportunities and may pursue additional third-party management relationships through Global MaxManagement, seeking to broaden our revenue base and pipeline of potential acquisitions.

“Looking ahead, we currently expect rental income growth to come from continued existing tenant rent increases, higher move-in rental rates, lower promotional discounts and higher occupancy. We anticipate existing tenant rent increases for the remainder of 2026 to be similar to those in the prior year. With our disciplined operating approach, loyal tenant base and capital resources, we believe we are well positioned to pursue growth opportunities and build long-term value for our stockholders.”

Q3 2026 Financial Summary

Total revenues increased 0.6% to $3.2 million in the third quarter of 2026. The increase was primarily attributable to increases in existing tenant rates under its proprietary revenue rate management program.

Total operating expenses decreased 1.2% to $2.47 million compared to $2.50 million in the same year-ago period. The decrease was primarily attributable to lower general and administrative expenses, partially offset by higher store operating expenses.

Operating income increased 6.7% to $777,000, compared to $728,000 in the same period last year. The increase was the result of the operating effects noted above.

Net income totaled $417,000 or $0.04 per diluted share compared to $496,000 or $0.04 per diluted share in the same year-ago period.

Capital resources as of September 30, 2026 totaled approximately $24.3 million, comprised of $7.5 million in cash, cash equivalents and restricted cash and $2.3 million in marketable securities, with $14.5 million available under the company’s revolving credit facility.

Q3 2026 Same-Store Results

As of September 30, 2026, the company owned 12 same-store properties and managed a single third-party-owned property. There were no non-same-store properties.

For the third quarter of 2026, same-store revenues increased 0.6% to $3.2 million compared to the same period last year.

Same-store cost of operations increased 2.5% to $1.3 million compared to $1.2 million in the same period last year. The increase was primarily due to increased expenses for employment costs and real estate property taxes, partially offset by lower marketing expenses.

Same-store NOI decreased 0.6% to $1.96 million compared to $1.97 million in the same period last year. The decrease was primarily due to an increase in store operating expenses.

Same-store occupancy was 92.9% as of September 30, 2026, compared to 93.2% as of September 30, 2025.

Same-store average tenant duration of stay as of September 30, 2026 reached a record level of approximately 3.7 years, compared to approximately 3.5 years as of September 30, 2025.

Q3 2026 Operating Results

Net income in the third quarter of 2026 was $417,000 or $0.04 per diluted share compared to $496,000 or $0.04 per diluted share in the third quarter of 2025.

Property operations expenses increased to $1.3 million from $1.2 million in the same period last year.

General and administrative expenses decreased 5.5% to $780,000 from $826,000 in the same year-ago period. The decrease was primarily attributable to lower professional fees.

Interest expense decreased to $200,000 from $209,000 in the same year-ago period.

FFO increased 5.8% to $1.1 million or $0.09 per diluted share compared to FFO of $1.0 million or $0.09 per diluted share in the same period last year.

AFFO increased 4.7% to $1.15 million or $0.10 per diluted share compared to AFFO of $1.10 million or $0.10 per diluted share in the same period last year.

First Nine Months 2026 Financial Summary

Total revenues increased 0.9% to $9.6 million in the first nine months of 2026. The increase was primarily attributable to increases in existing tenant rates under the company’s proprietary revenue rate management program.

Total operating expenses increased 4.5% to $7.6 million compared to $7.3 million in the same year-ago period. The increase was primarily attributable to higher store operating expenses and general and administrative expenses.

Operating income decreased 10.4% to $2.0 million, compared to $2.3 million in the same period last year. The decrease was the result of the operating effects noted above.

Net income totaled $1.7 million or $0.15 per diluted share compared to $1.7 million or $0.15 per diluted share in the same year-ago period.

First Nine Months 2026 Same-Store Results

For the first nine months of 2026, same-store revenues increased 0.9% to $9.6 million compared to $9.5 million in the same period last year. The increase was due primarily to higher existing tenant rates under the company’s proprietary revenue rate management program.

Same-store cost of operations increased 6.8% to $3.9 million compared to $3.6 million in the same period last year. The increase was primarily due to increased expenses for employment costs and real estate property taxes, partially offset by lower marketing expenses.

Same-store NOI decreased 2.8% to $5.7 million compared to $5.9 million in the same period last year. The decrease was primarily due to an increase in store operating expenses.

First Nine Months 2026 Operating Results

Net income in the first nine months of 2026 was $1.7 million or $0.15 per diluted share compared to $1.7 million or $0.15 per diluted share in the first nine months of 2025.

Property operations expenses increased to $3.9 million from $3.6 million in the same period last year.

General and administrative expenses increased to $2.5 million from $2.4 million in the same year-ago period. The increase was primarily attributable to higher employment costs.

Interest expense decreased to $607,000 from $647,000 in the same year-ago period.

FFO decreased 5.9% to $2.9 million or $0.26 per diluted share compared to FFO of $3.1 million or $0.27 per diluted share in the same period last year.

AFFO decreased 5.1% to $3.2 million or $0.28 per diluted share compared to AFFO of $3.3 million or $0.30 per diluted share in the same period last year.

Q3 and First Nine Months 2026 FFO and AFFO (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$416,692	$496,259	$1,723,326	$1,715,627
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	229,231	98,704	(74,033)	135,497
Depreciation and amortization	416,324	409,303	1,244,004	1,223,865
FFO attributable to common stockholders	1,062,247	1,004,266	2,893,297	3,074,989
Adjustments:
Compensation expense related to stock-based awards	86,785	70,948	276,972	243,902
Business development	—	22,286	—	22,286
AFFO attributable to common stockholders	$1,149,032	$1,097,500	$3,170,269	$3,341,177

Earnings per share attributable to common stockholders - basic	$0.04	$0.04	$0.15	$0.15
Earnings per share attributable to common stockholders - diluted	$0.04	$0.04	$0.15	$0.15
FFO per share - diluted	$0.09	$0.09	$0.26	$0.27
AFFO per share - diluted	$0.10	$0.10	$0.28	$0.30

Weighted average shares outstanding - basic	11,249,177	11,174,369	11,231,836	11,158,957
Weighted average shares outstanding - diluted	11,304,316	11,232,624	11,286,648	11,218,892

Additional Information

Additional information about the company’s third quarter of 2026 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and on the company’s investor relations website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to  ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes changes in unrealized gains or losses on marketable equity securities. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. As of September 30, 2026, we owned twelve same-store properties and zero non-same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward-Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” or “anticipates” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements made by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company’s actual results to be materially different from those expressed or implied by such statements. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

All forward-looking statements apply only as of the date made. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Global Self Storage, Inc.

info@globalselfstorage.us

Investor Relations Contact:

Ron Both

Encore Investor Relations

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Real estate assets, net	$51,566,168	$52,617,566
Cash and cash equivalents	7,399,134	7,364,963
Restricted cash	55,323	106,444
Investments in securities	2,325,599	2,251,566
Accounts receivable	144,778	117,902
Prepaid expenses and other assets	964,372	802,382
Line of credit issuance costs, net	58,791	117,582
Interest rate cap	1,597	120
Goodwill	694,121	694,121
Total assets	$63,209,883	$64,072,646
Liabilities and equity
Note payable, net	$15,340,066	$15,785,874
Accounts payable and accrued expenses	1,813,173	1,750,382
Total liabilities	17,153,239	17,536,256
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,421,812 shares and 11,364,278 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	114,218	113,643
Additional paid in capital	50,186,000	49,909,603
Accumulated deficit	(4,243,574)	(3,486,856)
Total stockholders' equity	46,056,644	46,536,390
Total liabilities and stockholders' equity	$63,209,883	$64,072,646

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Rental income	$3,117,927	$3,099,499	$9,256,571	$9,162,139
Other property related income	108,013	107,911	320,407	328,789
Management fees and other income	18,575	18,261	55,732	55,425
Total revenues	3,244,515	3,225,671	9,632,710	9,546,353
Expenses
Property operations	1,270,485	1,239,432	3,875,538	3,627,372
General and administrative	780,492	826,220	2,470,390	2,391,807
Depreciation and amortization	416,324	409,303	1,244,004	1,223,865
Business development	—	22,286	—	22,286
Total expenses	2,467,301	2,497,241	7,589,932	7,265,330
Operating income	777,214	728,430	2,042,778	2,281,023
Other income (expense)
Dividend and interest income	68,995	75,675	213,716	217,404
Unrealized (loss) gain on marketable equity securities	(229,231)	(98,704)	74,033	(135,497)
Interest expense	(200,286)	(209,142)	(607,201)	(647,303)
Total other expense, net	(360,522)	(232,171)	(319,452)	(565,396)
Net income and comprehensive income	$416,692	$496,259	$1,723,326	$1,715,627
Earnings per share
Basic	$0.04	$0.04	$0.15	$0.15
Diluted	$0.04	$0.04	$0.15	$0.15
Weighted average shares outstanding
Basic	11,249,177	11,174,369	11,231,836	11,158,957
Diluted	11,304,316	11,232,624	11,286,648	11,218,892

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$416,692	$496,259	$1,723,326	$1,715,627
Adjustments:
Management fees and other income	(18,575)	(18,261)	(55,732)	(55,425)
General and administrative	780,492	826,220	2,470,390	2,391,807
Depreciation and amortization	416,324	409,303	1,244,004	1,223,865
Business development	—	22,286	—	22,286
Dividend and interest	(68,995)	(75,675)	(213,716)	(217,404)
Unrealized loss (gain) on marketable equity securities	229,231	98,704	(74,033)	135,497
Interest expense	200,286	209,142	607,201	647,303
Total same-store net operating income	$1,955,455	$1,967,978	$5,701,440	$5,863,556

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Same-store revenues	$3,225,940	$3,207,410	$9,576,978	$9,490,928
Same-store cost of operations	1,270,485	1,239,432	3,875,538	3,627,372
Total same-store net operating income	$1,955,455	$1,967,978	$5,701,440	$5,863,556